UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2014

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-10235	38-2030505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Centennial Street Zeeland, Michigan		49464
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (616) 772-1800
_____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
Gentex Corporation (the "Company") has increased the overall responsibilities of Paul Flynn, including additional responsibility with respect to HomeLink®. His title remains Vice President – Operations and he is already an executive officer with reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended.

In connection with Mr. Flynn's increased responsibilities, on April 3, 2014, the Company set Mr. Flynn's annual salary at $220,012 (effective in accordance with Company policies and procedures). He remains eligible for profit-sharing bonuses and discretionary bonuses, which are also available to all salaried employees and officers generally and which, in operation, provide for the same method of allocation of benefits between management and non-management participants. In addition, Mr. Flynn will also receive a 10,000-share stock option grant pursuant to the Company's shareholder approved Employee Stock Option Plan, with such grant to be made at the next regularly scheduled Compensation Committee meeting (in accordance with Company policies and procedures). Moreover, as previously disclosed, Mr. Flynn will also receive a restricted stock grant of 5,270 shares pursuant to the Company's shareholder approved Second Restricted Stock Plan with such grant to be made at the next regularly scheduled Compensation Committee meeting (also in accordance with Company policies and procedures).

Notwithstanding the foregoing, Mr. Flynn does not have a written employment agreement and will continue to be an at-will employee of the Company as is the case with all employees of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 9, 2014

GENTEX CORPORATION
(Registrant)

By    /s/Fred Bauer
Fred Bauer
Its Chairman of the Board and
Chief Executive Officer